UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Lowell, Massachusetts
January 16, 2025
Dear Stockholders:

You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2025 Annual Meeting of Stockholders on Thursday, March 6, 2025 at 3:00 p.m. (Eastern Time). The meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824. Our board of directors has fixed the close of business on January 13, 2025 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of the five directors named in the accompanying proxy materials (Proposal 1), for an advisory vote to approve our executive compensation (Proposal 2), for an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3) and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2025 (Proposal 4).
Our board of directors recommends that you vote FOR the director nominees set forth in Proposal 1, FOR Proposals 2 and 4 and to conduct an advisory vote on our executive compensation every 1 YEAR with respect to Proposal 3. Each proposal is described in more detail in our Proxy Statement.
Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.
Sincerely,
Ambra R. Roth
Senior Vice President, General Counsel
and Secretary

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 6, 2025

The 2025 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, MA 01824, on Thursday, March 6, 2025 at 3:00 p.m. (Eastern Time). The purposes of the Annual Meeting are to:

1.	Elect the five directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2026 annual meeting of stockholders;
2.	Conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2024;

3.	Conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2025;

5.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Only holders of our common stock at the close of business on January 13, 2025 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
In accordance with Securities and Exchange Commission rules, on or about January 16, 2025, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,
Ambra R. Roth
Senior Vice President, General Counsel
and Secretary
Lowell, Massachusetts
January 16, 2025
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on March 6, 2025
This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “MACOM,” “we,” “us” or “our”), of proxies to be voted at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 16, 2025, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 13, 2025 (the “Record Date”).

The Annual Meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 6, 2025 at 3:00 p.m. (Eastern Time).
Who is entitled to vote?
Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 74,338,520 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Capital plc, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.
What am I voting on?
We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of five directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2026 annual meeting of stockholders;
2.	An advisory vote approving the compensation of our named executive officers for fiscal year 2024;

3.	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2025;

5.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
What are the Board’s recommendations?

Proposal		Board Recommendation
1.	Election of directors	For the Nominees
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers	For
3.	The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR
4.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2025	For
How do I vote?
Vote by Internet. Stockholders of record may submit proxies over the Internet at www.proxyvote.com. Have the Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the steps outlined on the secured website. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by calling the toll-free number 1-800-690-6903 to transmit your voting instructions. Have the Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the steps outlined on the phone line. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.
Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees, banks or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?” and “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.
Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851, Attn: Investor Relations Department, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the secure website at www.proxyvote.com to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions, “withhold” votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of our directors, the director nominees receiving the largest number of votes will be elected. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director nominee. If you “withhold” authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. With respect to Proposals 2 and 4, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. With respect to Proposal 3, the frequency of future advisory votes on named executive officer compensation, we will consider the frequency receiving the greatest number of votes - every one, two or three years - to be the frequency that stockholders approve. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal or director nominee. With respect to Proposal 4, abstentions are not counted as votes in favor of or against the proposal, and we do not expect broker non-votes on the proposal.
What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 4) will be a routine matter and that the other proposals (Proposals 1, 2 and 3) will be non-routine matters. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals.
What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Who will pay for the cost of this proxy solicitation?
We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.
When will we announce the results of the voting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results become available.

CORPORATE SUSTAINABILITY AND RELATED POLICIES
We endeavor to integrate corporate sustainability practices that we believe will create long-term economic value for our stockholders, employees, communities and other constituents.

Corporate Sustainability

In fiscal year 2020, we commenced an in depth, multi-year, company-wide review of environmental, social responsibility and corporate governance (“ESG”)-related matters and initiatives, with the goal of enhancing and/or creating additional policies, procedures, programs and practices aimed at continuous improvement in these areas. This review resulted in the establishment of our corporate sustainability steering committee as well as the publication of our annual ESG reports in July 2021, July 2022, August 2023 and August 2024. Our corporate sustainability steering committee has responsibility for corporate sustainability matters globally, oversees alignment between our corporate sustainability efforts and our overarching business objectives and reports to the executive leadership and the nominating and governance committee of our board of directors. Our corporate sustainability steering committee includes C-suite executives and senior leaders in Global Operations, Quality, Compliance, Human Resources, Legal, Investor Relations, Finance, IT and Data Privacy. We encourage our stockholders to review our 2024 ESG report in full. A summary of the matters contained in our 2024 ESG report are discussed below.

ESG Program Highlights

Diversity, Equity, Inclusion and Belonging:	•As of December 31, 2024, approximately 70% and 30% of our workforce is male and female, respectively.

Environmental Stewardship; Climate:	•Our Combined Heating and Cooling Power (“CCHP”) plant, which went online during October 2022, continues to allow us to reduce electricity consumed from the public grid.

Community Service and Philanthropy:	•Our global charitable giving program consists of philanthropic initiatives, employee volunteerism and other Company-driven initiatives and opportunities.

ESG Program:	•We published our fourth ESG report in August 2024.

Corporate Culture and Employee Engagement
We are committed to fostering a corporate culture that encourages and seeks the betterment of the Company and the communities in which we conduct business. We strive to foster a sense of community and well-being that encourages our employees to focus on both their and the Company’s long-term success. We realize that continuous engagement with our employees in a transparent, collaborative manner that builds trust is vital to driving successful outcomes. Executive management regularly conducts town hall-style meetings with employees to address business operations, strategy, market conditions and other topics. This format encourages open dialogue and provides employees with an opportunity to ask questions and voice opinions and ideas.
We offer, among other things, competitive and balanced compensation programs commensurate with those of our peers and competitors, including, but not limited to, well-rounded healthcare, prescription drug and disability insurance benefits for our employees and their families, a 401(k) plan for our U.S.-based employees and similar retirement savings programs for certain of our non-U.S.-based employees with a matching contribution by the Company and an employee stock purchase plan. We provide competitive paid time-off benefits, a parental leave program following the birth, adoption or fostering of a child and an employee assistance plan that provides professional support, access to special programs and certain resources to our employees experiencing personal-, work-, financial- or family-related issues.
We are passionate about developing and growing our talent. We devote substantial efforts to retaining, motivating and supporting our employees by providing tuition and professional development reimbursement and opportunities for internal growth and career advancement. Performance reviews are conducted at least annually for all employees, during which employees and managers address goals and discuss development opportunities, strengths and weaknesses. We have also historically maintained an internship program that supports the professional development of interns and our employees. Our compensation policies are designed to recognize and reward individual and collective contributions to our growth and success.
We recognize and respect the freedom of employees to exercise their lawful rights, free association and collective bargaining. Certain of our employees working outside of the United States are represented by works councils. We value the relationships that we have with not only those employees but their representation as well.
Employee Health and Safety
We employ more than 1,700 people worldwide and strive to provide each employee with a safe and healthy work environment. We have health and safety team members to support compliance requirements and also promote and encourage employees to maintain healthy and safe lifestyles. Our goal is to reduce the potential for injury or illness by maintaining safe working conditions, such as providing proper tools and training to all employees. Additionally, we offer resources to our employees to encourage healthy habits, such as health coaches, wellness incentives and a diabetes prevention program.
Diversity, Equity, Inclusion and Belonging
We continue to strive to create a culture of diversity, equity, inclusion and belonging (“DEI&B”) in the workplace in order to promote and effect change at the corporate and community levels. We support fostering a work environment where everyone has equal opportunities to learn and grow. Our DEI&B efforts are guided by the following principles: (i) diversity is the representation of different people in an organization; (ii) equity is ensuring that everyone has fair, just and equal opportunities at work; (iii) inclusion is ensuring that everyone has an equal opportunity to contribute to and influence every part and level of a workplace; and (iv) belonging is ensuring that everyone feels safe and welcome at work.
In addition, we seek to continuously reinforce our commitment to DEI&B through our policies, learning and development programs and opportunities, ongoing training and internal reporting mechanisms. For example, all of our employees are required to acknowledge receipt of the Company's Code of Business Conduct and Ethics (the “Code of Conduct”) upon commencing employment and on an annual basis thereafter. The Code of Conduct sets out basic principles, guidelines and prohibitions to guide all employees, including with respect to equal employment opportunity, non-discrimination, anti-harassment, reporting suspected violations of the Code of Conduct and/or law and prohibitions on retaliation for complying with the Code of Conduct.
Environmental Stewardship; Climate
Our commitment to conducting our business in an environmentally responsible and sustainable manner is aimed at protecting the environment, with a particular emphasis on energy and water usage and environmental quality, while providing an atmosphere for continuous business growth and development. We also expect a commitment to environmentally sustainable business practices from our suppliers and plan to seek to develop ways to reduce our climate footprint.
For instance, at our Lowell, Massachusetts corporate headquarters, we promote environmental and energy efficiency awareness and encourage practices such as powering down office equipment at the end of the day, water and material conservation and recycling paper waste. We also have minimized our corporate travel requirements through the use of virtual meeting technology, reduced our number of printers and copiers by switching to electronic media and reduced waste streams from our corporate cafeteria. In addition, our Lowell, Massachusetts headquarters building, which was constructed in 2018, includes, among other things, motion sensor lighting, motion sensor and low flow water faucets and refillable water stations, electric vehicle charging stations and energy efficient equipment upgrades. In fiscal year 2020, we initiated a long-term project to become more energy efficient and less dependent on the public power grid. Our project includes entering into an agreement with a third party energy service provider to install a state of the art CCHP plant at our Lowell, Massachusetts fabrication facility. The CCHP plant went online during October 2022 and is expected to continue to reduce our consumption of energy while delivering sustainable, resilient energy for heating and cooling, which will help us to meet sustainability targets, improve energy efficiencies and achieve energy resilience at that facility and is expected to reduce our carbon emissions by up to approximately 1,900 metric tons per year. We have also installed an additional regenerative thermal oxidizer in our Lowell, Massachusetts manufacturing facility, which destroys volatile organic compounds that could potentially be released from our operations.
Community Service and Philanthropy
We take an active role in supporting the communities in which we operate by partnering with organizations to administer charitable contributions, provide community service and organize the donation of goods to assist local families and individuals in need. For instance, our charitable giving program further promotes community-level involvement through our donation of up to 5,000 annual company-funded, employee volunteer hours on approved charitable activities. We believe that our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

Ongoing Stockholder Outreach Initiatives
Our board of directors values the opinions of our stockholders in matters related to corporate governance, executive compensation and other matters. We believe that our stockholders strongly support our executive compensation program, as reflected by the approval of, on an advisory basis, the compensation of our named executive officers by 97.5% of the shares voted at our 2024 annual meeting of stockholders. We regularly conduct investor outreach involving members of our senior management team and investor relations as well as compensation committee members. This outreach has focused on better understanding the concerns and perspectives of our stockholders and providing updates to our investors on various topics, including with regard to our corporate sustainability program, board composition and corporate governance. The following table details the most recent changes made to our board composition and corporate governance as a result of those discussions:

What We Heard	How We Responded
Director Independence	In January 2024, our board of directors appointed independent director Murugesan “Raj” Shanmugaraj to our board of directors.
Stockholders indicated an expectation that additional independent directors be appointed to our board of directors to maintain a majority independent board.
Declassification of Board of Directors	Our board of directors and stockholders approved an amendment to our charter to declassify our board of directors and phase in annual elections for each director.
Stockholders indicated an expectation that companies that have been publicly traded for more than ten years phase out their classified board structure.
Lead Independent Director	In November 2023, our board of directors appointed Peter Chung to serve as our Lead Independent Director.
Stockholders indicated that they would like the board of directors to appoint a Lead Independent Director to ensure further strategic alignment throughout the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition
As of January 13, 2025, the board of directors was composed of eight members, which consist of classified and unclassified directors divided as follows:

•Class I directors: Peter Chung and Geoffrey Ribar, whose current terms will expire at this Annual Meeting;
•Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2026; and
•Unclassified: John Ritchie, Jihye Whang Rosenband and Murugesan “Raj” Shanmugaraj, whose current terms expire at this Annual Meeting.

If elected at the Annual Meeting, Messrs. Chung, Ribar, Ritchie and Shanmugaraj and Ms. Rosenband will serve until the 2026 annual meeting of stockholders, until their respective successor is duly elected and qualified or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Chung, Ribar, Ritchie and Shanmugaraj and Ms. Rosenband unless the stockholder indicates otherwise on the proxy. Messrs. Chung, Ribar, Ritchie and Shanmugaraj and Ms. Rosenband have each consented to being named as a nominee in this Proxy Statement and have agreed to serve if elected. The board of directors expects that Messrs. Chung, Ribar, Ritchie and Shanmugaraj and Ms. Rosenband will be able to serve, but if they become unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

The Board of Directors Recommends a Vote “FOR” the Director Nominees.
Director Biographies
Below sets forth information concerning members of our board of directors.
Director Nominees for Election to a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Name	Age	Class	Biography
Peter Chung	57	I	Mr. Chung has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies. Mr. Chung has also served as a director of numerous other public companies, including, most recently, Acacia Communications, Inc., a provider of high-speed coherent optical interconnect products (“Acacia”) from April 2013 to March 2021 when it was acquired by Cisco Systems, Inc., a multinational digital communications technology conglomerate (“Cisco”), Ubiquiti Inc. ("Ubiquiti"), a developer of networking technology for service providers and enterprises, from March 2010 to October 2013, NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services, from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multijurisdictional workers' compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

Geoffrey Ribar	66	I	Mr. Ribar has served as a director since March 2017. Mr. Ribar currently serves as a director of Everspin Technologies, Inc., a developer and manufacturer of discrete and embedded Magnetoresistive RAM (MRAM) and Spin-transfer Torque MRAM (STT-MRAM) technologies, and as a director of Acacia Research Corporation, an acquiror of public and private businesses with a primary focus across the mature technology, industrial, healthcare and business services industries. Mr. Ribar previously served as a director of Aquantia Corp., a provider of high-speed communications integrated circuits for Ethernet connectivity, from September 2017 until its acquisition by Marvell Technology in September 2019. Mr. Ribar served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc. (“Cadence”), a provider of system design tools, software, intellectual property and services, from November 2010 to September 2017, and acted as a senior advisor to Cadence until his retirement in March 2018. Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation. He received his B.S. degree in chemistry and an M.B.A. from the University of Michigan. Mr. Ribar provides our board of directors with financial and accounting expertise based on his experience as a chief financial officer, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.

Name	Age	Class	Biography
John Ritchie	59	N/A
Mr. Ritchie has served as a director since March 2021. Mr. Ritchie is currently the Chief Financial Officer of Red Canary, Inc., a privately-held technology company that develops computer security products and services. From October 2020 through August 2022, he served as Chief Financial Officer of A Cloud Guru (“ACG”), a privately-held cloud-based technology skills development company. ACG was acquired by Pluralsight Inc. in July 2022. Prior to this, he served as the Senior Vice President, Chief Financial Officer of Aerohive Networks, Inc. (“Aerohive Networks”), a computer networking equipment company, from August 2015 through August 2019, and as Chief Operating Officer from February 2017 through August 2019. Aerohive Networks was acquired by Extreme Networks, Inc. in August 2019. From April 2013 to April 2015, Mr. Ritchie served as Chief Financial Officer of Telerik AD (“Telerik”), a software development tools company. Telerik was acquired by Progress Software in December 2014. Prior to that, from May 2010 to March 2013, Mr. Ritchie was Chief Financial Officer of Ubiquiti. Previously, Mr. Ritchie held several executive positions, in each case most recently as Chief Financial Officer, at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, and Splash Technology Holdings, Inc., which develops, produces, and markets color servers. Mr. Ritchie also served as a member of the board of directors, and as Chair of the audit committee of Acacia, from April 2015 until March 1, 2021 when it was acquired by Cisco. Mr. Ritchie also serves as a director of a privately-held company. Mr. Ritchie holds a B.S. in business administration from San Jose State University. Mr. Ritchie’s extensive executive experience and experience on public and private company boards of directors allow him to bring a broad and diverse perspective to our board of directors. In addition, Mr. Ritchie’s prior Chief Financial Officer and audit committee chair experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

Jihye Whang Rosenband	48	N/A	Ms. Rosenband has served as a director since September 2022. Ms. Rosenband has over 20 years of semiconductor and technology industry experience in various advisory, management and engineering roles. Since June 2017, Ms. Rosenband has provided strategic advice and business development services to various companies as an independent advisor, including GaAs Labs LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, Integra Technologies, Inc., Altaba Inc., and Lumileds LLC. Previously, Ms. Rosenband served in various corporate strategy and development roles at HPE Aruba Networks from October 2018 to January 2021, RPX Corporation from April 2014 to September 2016 and MACOM Technology Solutions Inc. from March 2010 to May 2013. Ms. Rosenband holds a B.S. and M. Eng. in Electrical Science and Engineering from Massachusetts Institute of Technology and an MBA from Stanford University. Ms. Rosenband’s extensive experience within the semiconductor industry, including advising boards of directors of semiconductor companies, allows her to contribute broad based knowledge and experience in business strategy and development to our board of directors.

Murugesan “Raj” Shanmugaraj	67	N/A	Mr. Shanmugaraj has served as a director since January 2024. Mr. Shanmugaraj served as the Senior Vice President and General Manager of the Coherent Products and Components Group at Cisco from March 2021 to February 2024. Mr. Shanmugaraj served as President and Chief Executive Officer and a member of the board of directors of Acacia from February 2010 to March 2021. Prior to joining Acacia, Mr. Shanmugaraj served in leadership roles for various technology companies, including as the Vice President of Business Development of the optical networking division of Alcatel-Lucent USA, a cloud, network and communications solutions technology provider, from January 2002 to January 2010, and as the founder and Chief Executive Officer of Astral Point Communications, a developer of optic-based telecommunications networks and metro optical systems, from September 1998 to January 2002. Mr. Shanmugaraj holds an M.S. in electrical and computer engineering from the University of Iowa and a B.E. (Honors) in electronics and communications from the National Institute of Technology, Trichy. Mr. Shanmugaraj brings decades of telecom and communications experience to our board of directors and provides strategic perspective and expertise to matters facing our board.
Directors Not Standing for Election at the Annual Meeting

Name	Age	Class	Biography
Charles Bland	76	II	Mr. Bland has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza, from July 2005 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

Stephen Daly	59	II	Mr. Daly has served as our President and Chief Executive Officer since May 2019, has served as a director since March 2015 and was appointed as the chair of the board of directors in November 2023. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s leadership and management of our day-to-day operations and strategic direction, combined with his past leadership experience in our industry, make him a vital member of our board of directors.

Susan Ocampo	66	II	Mrs. Ocampo has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mrs. Ocampo’s affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

As of December 31, 2024, as a group, our board of directors possesses a broad range of experience and skills including:

Corporate Governance
100%
Financial Expertise
71%
International Business
100%
Other Technology Industry
100%
Public Company Board Experience
100%
Semiconductor Industry
86%
Senior Leadership
100%
Regulatory, Legal or Risk Management
86%

CORPORATE GOVERNANCE

Board of Directors
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2024, including telephonic meetings, our board of directors held seven meetings, the audit committee held ten meetings, the compensation committee held five meetings and the nominating and governance committee held five meetings. From time to time during fiscal year 2024, our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“Nasdaq”) also met separately in executive sessions at which only independent directors were present.
During fiscal year 2024, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which they served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Four of our directors attended our 2024 annual meeting of stockholders held in March 2024.
Director Independence
Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2024. Based on information requested from and provided by each director concerning their background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Ribar, Ritchie and Shanmugaraj and Mrs. Ocampo and Ms. Rosenband qualify as “independent” according to the rules and regulations of the SEC and the Nasdaq listing requirements and rules. As of January 8, 2025, according to the rules and regulations of the SEC and the listing requirements and rules of Nasdaq, Mr. Daly is not independent because he is one of our executive officers.
The listing requirements and rules of Nasdaq require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 8, 2025, the composition of our board of directors and its committees satisfied all such requirements.
Board Leadership Structure
In November 2023, following the passing of John Ocampo, our former Chair of the board of directors, Stephen Daly, our President and Chief Executive Officer, was elected to serve as the Chair of our board of directors and Peter Chung was elected to serve as our Lead Independent Director.

Our board of directors does not currently have a policy as to whether the offices of Chair of the board of directors and Chief Executive Officer should be separate. Where the Chair and Chief Executive Officer roles are held by the same person, our board of directors appoints an independent director to serve as Lead Independent Director. Our board of directors believes that maintaining the flexibility to make this determination allows it to ensure that the Company maintains a leadership structure that is, at any given time, the most appropriate for our Company and, as a result, our stockholders. The board of directors believes that its current leadership structure of Mr. Daly’s combined role as Chair and Chief Executive Officer, together with Mr. Chung’s role as Lead Independent Director, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company and allows our board to benefit from Mr. Daly’s deep experience, including his prior experience on the board of directors prior to assuming the role of Chief Executive Officer.
Risk Oversight
The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems, including risks associated with information security and technology (including cybersecurity). The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs encourage excessive risk-taking. The compensation committee believes that we have no compensation programs that give rise to excessive risk-taking. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members and ESG-related matters. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers, employees and consultants from entering into certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds because such transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.

Director Overboarding Guidelines

The board of directors has instituted guidelines to limit the number of public company boards that our directors participate on (including our board) to no more than three for audit committee members and those in chief executive officer or equivalent positions or four for those directors who do not fall into one or more of the foregoing categories, without prior approval from the board of directors.

Director Retirement Guidelines

Our directors are subject to a retirement policy whereby any director who reaches the age of 78 must tender their resignation to be effective at the end of their then current term.
Board Committees
The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/governance-documents. A summary of the duties and responsibilities of each committee is set forth below.
Audit Committee
Our audit committee consists of Messrs. Ribar and Ritchie and Ms. Rosenband, with Mr. Ritchie serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; reviews our information security and technology risks (including cybersecurity), including our information security and risk management programs; and reviews related person transactions that are required to be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Ribar and Ritchie and Ms. Rosenband are audit committee financial experts as defined under the applicable rules and regulations of the SEC.
Compensation Committee
Our compensation committee consists of Messrs. Chung, Ribar and Shanmugaraj, with Mr. Ribar serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans, and for reviewing our Compensation Discussion and Analysis. In addition, the compensation committee oversees our submissions to stockholders on executive compensation matters, including stockholder advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans and engagement with proxy advisory firms and other stockholder groups on executive compensation matters. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq. Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make grants of equity-based compensation to eligible non-officer employees, subject to compliance with applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”

During fiscal year 2024, our compensation committee reviewed data from our prior years’ independent compensation consultant report, certain survey data and analyses and other benchmarking materials regarding executive compensation, but did not engage a compensation consultant to advise on executive compensation. During fiscal year 2024, our compensation committee did engage Pearl Meyer & Partners, LLC (“Pearl Meyer”) as our compensation consultant to advise on our fiscal year 2024 non-employee director compensation, and continues to engage with Pearl Meyer as its compensation consultant during fiscal year 2025 to advise on executive compensation. In connection with its engagement during fiscal year 2024, Pearl Meyer supported the compensation committee by, among other things, performing benchmarking analysis covering the compensation of our non-employee directors and advising on compensation program design structure for our non-employee directors. Prior to engaging Pearl Meyer and prior to continuing Pearl Meyer’s engagement, the compensation committee considered the independence of Pearl Meyer in accordance with the terms of its charter. The compensation committee determined that Pearl Meyer was independent and did not identify any conflicts of interest with respect to Pearl Meyer. Please see “Named Executive Officer Compensation, Discussion and Analysis” for further description of the services and data provided by Pearl Meyer.
Nominating and Governance Committee
Our nominating and governance committee consists of Messrs. Ritchie and Shanmugaraj and Ms. Rosenband, with Ms. Rosenband serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, receiving and reviewing nominations for such qualified individuals, making recommendations regarding candidates to serve on our board of directors, overseeing evaluations of the board of directors and its committees and exercising oversight concerning the Company’s ESG and corporate sustainability matters. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. The nominating and governance committee is also responsible for reviewing and making recommendations concerning the structure and function of the committees of our board of directors, after consultation with the applicable committee chairs, and for reviewing any stockholder proposals relating to governance matters and our response to such proposals. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable Nasdaq listing rules.
Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.
The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.
When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.
Board Diversity Matrix

We believe that, as a global company serving a wide variety of markets across multiple geographies, embracing and cultivating diversity is an essential part of serving our customers and increasing stockholder value. Our goal is to reflect our commitment to diversity in the leadership of MACOM, including on the board of directors. The current composition of our Board includes four individuals of Asian ethnicity and two female members, meeting Nasdaq’s Board Diversity Rule. Our goal is to establish and maintain the strongest and most qualified board, while also prioritizing gender, racial and ethnic diversity.

The following diversity statistics are reported in the standardized Nasdaq disclosure matrix for our board of directors.

Board Diversity Matrix (as of December 31, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Demographic Background Undisclosed	—

Director Snapshot (as of December 31, 2024)

DIRECTOR COMPENSATION
2024 Director Compensation
The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2024. As an employee director, Mr. Daly did not receive any additional compensation for his service as a director during fiscal year 2024. The compensation Mr. Daly earned for his service as our President and Chief Executive Officer during fiscal year 2024 is set forth in the “2024 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Charles Bland	61,250	199,860	(2)	261,110
Peter Chung	100,710	199,860	(2)	300,570
John Ocampo (3)	37,500	—	(4)	37,500
Susan Ocampo	61,250	199,860	(2)	261,110
Geoffrey Ribar	91,875	199,860	(2)	291,735
John Ritchie	92,000	199,860	(2)	291,860
Jihye Whang Rosenband	86,875	199,860	(2)	286,735
Raj Shanmugaraj (5)	76,980	369,821	(2), (6)	446,801
(1)The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2024 to Messrs. Chung, Ribar, Ritchie and Shanmugaraj, and Mrs. Ocampo and Ms. Rosenband, and the restricted stock awards granted in fiscal year 2024 to Mr. Bland, in each case, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024. As of September 27, 2024, Messrs. Chung, Ribar and Ritchie, and Mrs. Ocampo each held unvested restricted stock unit awards representing 2,138 shares of our common stock, Ms. Rosenband held unvested restricted stock unit awards representing 4,122 shares of our common stock, Mr. Shanmugaraj held unvested restricted stock unit awards representing 4,215 shares of our common stock, Mr. Bland held unvested restricted stock awards representing 2,138 shares of our common stock and Mr. Ocampo held no equity-based awards.
(2)On March 8, 2024, we granted each of Messrs. Chung, Ribar, Ritchie and Shanmugaraj, and Mrs. Ocampo and Ms. Rosenband an annual restricted stock unit award representing 2,138 shares of our common stock for their services as directors during calendar year 2024. In lieu of a restricted stock unit award, Mr. Bland elected to receive a restricted stock award representing 2,138 shares of our common stock for his service as a director during fiscal year 2024, which was granted on March 8, 2024.
(3)Mr. Ocampo passed away in November 2023.
(4)In connection with his passing, the board of directors determined to vest Mr. Ocampo’s 2023 restricted stock unit award representing 2,244 shares of our common stock in full as of November 22, 2023.
(5)Mr. Shanmugaraj commenced service as a member of the board of directors on January 4, 2024.
(6)On January 5, 2024, we granted Mr. Shanmugaraj an initial restricted stock unit award representing 2,077 shares of our common stock that vests in three substantially equal annual installments beginning February 15, 2025.

Our non-employee directors are compensated under our non-employee director compensation policy, which may be amended or updated from time to time, as described below. After reviewing guidance from Pearl Meyer based on its analysis of competitive market and peer company data, effective in March 2024, the compensation committee recommended, and the board of directors approved, updates to our non-employee director compensation policy in order to better align the Company’s non-employee director compensation program to those of its peers and to help attract and retain qualified board candidates. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation.
Cash Compensation
The cash component of our updated non-employee director compensation program is as follows:
•a $65,000 (increased from $50,000) annual cash retainer for each non-employee director;
•an additional annual cash retainer of $40,000 (increased from $0) for the non-employee lead independent director of the board of directors;
•an additional annual cash retainer of $12,500 (increased from $10,000) for each member of the audit committee, $10,000 (increased from $7,500) for each member of the compensation committee and $7,500 (increased from $5,000) for each member of the nominating and governance committee, in each case, other than the chair of such committee;
•an additional annual cash retainer of $25,000 (increased from $20,000) for the chair of the audit committee, $20,000 (increased from $15,000) for the chair of the compensation committee and $15,000 (increased from $10,000) for the chair of the nominating and governance committee; and

•an additional annual cash retainer of $100,000 for the non-employee director chairperson of the board of directors.
These cash payments are calculated and paid in quarterly installments and are prorated for partial quarters of board or committee service. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election.
Equity Compensation

For calendar year 2024, all non-employee directors (other than Mr. Ocampo, who passed away in November 2023) were eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (our “2021 Omnibus Incentive Plan”). The equity component of our updated non-employee director compensation program is as follows:
•Each of our non-employee directors is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock valued at approximately $190,000 (increased from $160,000) in the aggregate based on the trailing average closing price of the Company’s common stock for the fifteen (15) trading days immediately preceding the grant date. This award vests in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. If a non-employee director first joins the board of directors after the annual grant for the calendar year of their appointment or election has been made, then they will be granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following their appointment or election representing a number of shares of our common stock valued at approximately $190,000 (increased from $160,000) in the aggregate based on the trailing average closing price of the Company’s common stock for the fifteen (15) trading days immediately preceding the grant date, prorated based on the number of calendar days remaining in the calendar year following such appointment or election. This award vests in full on the same date which the most recently-granted regular annual awards vest, subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan.
•In addition to, and not in lieu of, the annual grant described above, when a non-employee director first joins the board of directors, they will be granted a one-time initial restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following their appointment or election representing a number of shares of our common stock valued at approximately $190,000 (increased from $170,000) in the aggregate based on the trailing average closing price of the Company’s common stock for the fifteen (15) trading days immediately preceding the grant date. This award vests in three equal annual installments on the first three anniversaries of the grant date, in all cases subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. Initial equity grants are not prorated for a non-employee director’s first partial year of service.
In accordance with our non-employee director compensation program as in effect at the time, on March 8, 2024 we granted each of Messrs. Chung, Ribar, Ritchie and Shanmugaraj, and Mrs. Ocampo and Ms. Rosenband annual restricted stock unit awards representing 2,138 shares of our common stock for his or her service as a director during calendar year 2024, which will vest in full on March 8, 2025, subject to such non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. Mr. Bland elected to receive a restricted stock award representing 2,138 shares of our common stock, which was granted on March 8, 2024 and is subject to the same vesting terms as the restricted stock unit awards granted to the directors as outlined above. In accordance with our non-employee director compensation program as in effect at the time, on January 5, 2024, we granted Mr. Shanmugaraj an initial restricted stock unit award representing 2,077 shares of our common stock that vests in three substantially equal annual installments on each of February 15, 2025, February 15, 2026 and February 15, 2027, subject to Mr. Shanmugaraj’s continued service through each such date. Pursuant to our director compensation policy, the annual (and, if applicable, initial) non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee.

In connection with his passing, the board of directors determined to vest Mr. Ocampo’s 2023 restricted stock unit award representing 2,244 shares of our common stock in full as of November 22, 2023.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of January 8, 2024:

Name	Age	Position
Stephen Daly	59	President and Chief Executive Officer
John Kober	55	Senior Vice President and Chief Financial Officer
Robert Dennehy	51	Senior Vice President, Operations
Donghyun Thomas Hwang	61	Senior Vice President, Global Sales
Ambra Roth	43	Senior Vice President, General Counsel and Secretary
Wayne Struble	63	Senior Vice President, Advanced Semiconductor Technology
For biographical information for Mr. Daly, please refer to the section entitled “Proposal 1: Election of Directors.”
John Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Kober served as our Vice President, Finance, Corporate Controller since August 2015. Prior to joining MACOM, Mr. Kober served as Vice President, Corporate Controller and Treasurer at CIRCOR International Inc., a manufacturer of highly engineered products and sub-systems for applications in energy, industrial, aerospace, defense and other global markets from September 2005 to August 2015. Mr. Kober earned his B.S.B.A. in Accounting at the University of Rhode Island and his MBA in Finance from Seton Hall University.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by Analog Devices, Inc., Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

Ambra Roth has served as our Senior Vice President, General Counsel and Secretary since October 2023. Prior to that, Ms. Roth served as Senior Vice President, General Counsel, Human Resources and Secretary since October 2019, as Vice President, General Counsel and Secretary since May 2018, and in roles of increasing responsibility since joining MACOM in December 2013. Prior to joining MACOM, Ms. Roth served as Associate General Counsel for Mindspeed Technologies, Inc., a provider of semiconductor networking solutions, which she joined in November 2007. Ms. Roth has extensive in-house legal experience representing technology companies, having started her legal career at Vivendi Universal Games, Inc., a video games publisher and holdings company for Sierra Entertainment and Blizzard Entertainment. Ms. Roth holds a Bachelor of Arts in Political Science from Loyola Marymount University and a Juris Doctor from Loyola Law School.

Wayne Struble has served as our Senior Vice President, Advanced Semiconductor Technology, since August 2023. Prior to that, Mr. Struble served as a Distinguished Fellow of Technology since January 2010. Prior to joining MACOM in 2010, Mr. Struble served as a Distinguished Fellow of Technology with TriQuint Semiconductor, a designer, manufacturer and supplier of high-performance RF modules, components and foundry services, from December 2002 through December 2009. Mr. Struble has over 40 years of experience in Radio Frequency (RF), microwave and millimeter-wave integrated circuit (IC) design, semiconductor device modeling and testing, compound semiconductor process development and wireless communication system design. Mr. Struble earned a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Michigan Technological University.

NAMED EXECUTIVE OFFICER COMPENSATION,
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This compensation discussion and analysis provides information about our executive compensation programs for fiscal year 2024 as they relate to the following “named executive officers,” whose compensation is presented in the tables and accompanying narratives following this discussion:

•Stephen Daly, President and Chief Executive Officer

•John Kober, Senior Vice President and Chief Financial Officer

•Robert Dennehy, Senior Vice President, Operations

•Donghyun Thomas Hwang, Senior Vice President, Global Sales

•Ambra Roth, Senior Vice President, General Counsel and Secretary

Semiconductor Industry Considerations

The semiconductor industry, in which we operate, is highly competitive, cyclical and characterized by constant and rapid technological change, with evolving standards, short product lifecycles and significant fluctuations in supply and demand, all of which may have a material impact on our business and employee compensation, among other things. Downturns in the semiconductor industry may be prolonged and difficult or impossible to predict, and downturns in many sectors of the electronic systems industry have, in the past, contributed to extended periods of weak demand for semiconductor products. We have experienced decreases in our revenue, profitability, cash flows and stock price during such downturns in the past, and may be similarly affected by future downturns, particularly if we are unable to effectively respond to reduced demand in a particular market. In addition, the competition for attracting and retaining qualified talent within our industry is fierce.

Our compensation programs take our industry dynamics into consideration with regard to how we establish such programs across the organization, including the programs for our executive officers and our broader employee base. For example, our executive compensation programs generally place a larger proportion of each executive’s compensation in performance-based equity elements, and our short-term cash incentive program is structured to address the cyclical and highly competitive nature of the industry and environment in which we operate.
Objectives of Our Executive Compensation Programs
The compensation committee of our board of directors oversees the compensation programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. These compensation programs are designed to:

•attract and retain the best executive talent;

•motivate our executives to achieve our financial and business goals; and

•align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our executive compensation programs to provide a competitive level of total compensation and create a strong connection between our financial and business results by linking a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value. The key elements of the performance-based compensation provided to our named executive officers in fiscal year 2024 were our incentive equity program, which included performance-based restricted stock units, and our cash incentive programs, each as described below.

How We Set Executive Compensation
The compensation program in effect for our named executive officers for fiscal year 2024 reflects a combination of individually negotiated compensation arrangements that we have entered into with certain of our named executive officers, as described below, and a total compensation program for our executive officers developed in prior periods by our compensation committee and further refined by our compensation committee in fiscal year 2024 as described in more detail below. Our compensation committee annually reviews and periodically adjusts the total compensation payable to our named executive officers based on the information and factors discussed below and recommendations made by our Chief Executive Officer (other than with respect to his own compensation) from time to time.

In evaluating and refining our executive and director compensation programs for fiscal year 2024, our compensation committee reviewed total compensation data and proxy statement data previously compiled in fiscal year 2022 by Pearl Meyer. More specifically, with respect to fiscal year 2024 executive and director compensation, our compensation committee reviewed compensation paid by our peer group companies previously compiled by Pearl Meyer in fiscal year 2022. This peer group included companies in the semiconductor, electric components, communications equipment and electronic manufacturing industries who were assessed, in addition to other factors, based on their relative size, including trailing quarterly and annual revenue as well as market capitalization as of December 31, 2020 and October 6, 2021, relative gross margins and research and development (“R&D”) expense and their market capitalization to revenue ratio, recognizing that there are a limited number of direct market share comparators of similar size to us. The revenue range of the selected companies varied between $452 million and $4.3 billion, and market capitalization (as of October 1, 2021) varied between $2.6 billion and $23.8 billion. Our relative positioning at the time of assessment was at the 14th percentile of revenue and the 21st percentile of market capitalization. Those peers consisted of the following companies: II-VI, Inc. (now Coherent Corp.), Allegro MicroSystems, Inc., Belden Inc., Diodes, Inc., IPG Photonics Corp., Lattice Semiconductor Corp., Lumentum Holdings, Inc., MaxLinear, Inc., Monolithic Power Systems, Inc., Power Integrations, Inc., Qorvo, Inc., Semtech Corp., Silicon Laboratories, Inc. and Wolfspeed, Inc.

Using such industry total compensation and peer proxy statement data, as well as subjective factors, such as the relative importance we place on each role within the Company, internal pay equity and other factors, in October 2023 our compensation committee established fiscal year 2024 total target direct compensation levels for our named executive officers that were above the corresponding levels from fiscal year 2023. Our compensation committee also reviewed our total compensation program, primarily consisting of base salary, short-term cash incentives and long-term equity incentives, as discussed in further detail below, with the intention of ensuring that the program was designed to provide each executive officer with the opportunity to realize targeted total compensation while furthering the objectives of our executive compensation programs described above. Based on our review of the data described above, we believe that the total compensation provided to our named executive officers in fiscal year 2024 was generally slightly below market median to market median in the aggregate, assuming achievement of our target performance goals applicable to the short-term cash incentives and long-term equity incentives granted to such named executive officers in fiscal year 2024 (discussed in more detail below), and market median to above market median in the aggregate, assuming achievement of our maximum performance goals.

As noted elsewhere in this Proxy Statement, while our compensation committee did not engage a compensation consultant to advise on fiscal year 2024 executive compensation, it did engage Pearl Meyer as our compensation consultant during fiscal year 2024 to advise on non-employee director compensation, and continues to engage Pearl Meyer as our compensation consultant during fiscal year 2025 to advise on executive compensation.

In connection with its ongoing engagement of and reviews with Pearl Meyer, for purposes of evaluating and refining our executive compensation programs for fiscal year 2025, our compensation committee amended the above peer group at the beginning of fiscal year 2025 to add MKS Instruments, Inc. and Skyworks Solutions, Inc. to the above described peer group. The compensation committee assessed potential peers based on their relative size, including latest quarterly and trailing twelve months revenue as well as market capitalization as of December 31, 2023 and June 1, 2024, relative gross margins and R&D expense and their market capitalization to revenue ratio, recognizing that there are a limited number of direct market share comparators of similar size to us. The trailing twelve months revenue range of the selected companies varies between $430 million to $4.6 billion, and market capitalization (as of June 1, 2024) varied between $1.4 billion and $35.8 billion. Our relative positioning was at the 13th percentile of trailing twelve months revenue and the 63rd percentile of market capitalization. Selected peers for fiscal year 2025 consisted of the following companies: Allegro MicroSystems, Inc., Belden Inc., Coherent Corp., Diodes, Inc., IPG Photonics Corp., Lattice Semiconductor Corp., Lumentum Holdings, Inc., MaxLinear, Inc., MKS Instruments, Inc., Monolithic Power Systems, Inc., Power Integrations, Inc., Qorvo, Inc., Semtech Corp., Silicon Laboratories, Inc., Skyworks Solutions, Inc. and Wolfspeed, Inc.
Elements of Executive Compensation

Our compensation programs for our named executive officers primarily consist of the following elements:

•base salary and benefits;
•short-term cash incentives; and
•long-term equity incentives.

Base Salary

The base salary for each of our named executive officers for fiscal year 2024 was determined by our compensation committee and is intended to reflect each executive’s relative level of experience and responsibility.

In fiscal year 2024, the compensation committee approved a 6.9% annual base salary increase for Mr. Daly to better align his base salary with industry peers, a 4.0% annual base salary increase for Mr. Kober, and a 3.9% annual base salary increase for each of Messrs. Dennehy and Hwang and Ms. Roth, in each case, based on standard merit increases and taking into account the continued desire to align our executive officers’ compensation with our industry peers. In determining these base salary increases, our compensation committee considered the industry total compensation and proxy statement data discussed above. Based on such considerations, our compensation committee determined that such base salary increases were appropriate to maintain competitive levels of base salary for each of these individuals.

The following table shows the annual base salaries for each of our named executive officers as of the end of fiscal year 2024.

	Annual Base Salary
Name	Fiscal Year 2023	Fiscal Year 2024	Percentage Change
Stephen Daly	$725,000	$775,000	6.9%
President and Chief Executive Officer
John Kober	$500,000	$520,000	4.0%
Senior Vice President and Chief Financial Officer
Robert Dennehy	$414,000	$430,000	3.9%
Senior Vice President, Operations
Donghyun Thomas Hwang	$414,000	$430,000	3.9%
Senior Vice President, Global Sales
Ambra Roth	$414,000	$430,000	3.9%
Senior Vice President, General Counsel and Secretary

Short-Term Cash Incentives

Our compensation committee determined the annual target cash incentive opportunities for each of our named executive officers for fiscal year 2024 based on its business judgment regarding the appropriate level of incentive opportunities to motivate and retain our executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this determination, our compensation committee considered each named executive officer’s historical level of incentive opportunities, base salary and level of incentive opportunities relative to those of our other named executive officers and the industry total compensation and proxy statement data discussed above. Based on these considerations, our compensation committee approved the annual target cash incentive opportunities (as a percentage of base salary) for each of our named executive officers for fiscal year 2024, which increased from the level set in fiscal year 2023. The incentive opportunity for our named executive officers was also subject to potential discretionary increase or reduction based on individual performance during the period. Further, the compensation committee maintains the discretion to adjust certain aspects of the Company’s short-term cash incentive program from time to time based on the changing nature of the Company’s business, the impact of certain special projects and related activities. The following table shows the target annual cash incentive opportunity of each of our named executive officers for fiscal year 2024 depending on achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2023 Target Cash Incentive Opportunity (% of Base Salary)	Fiscal Year 2024 Target Cash Incentive Opportunity (% of Base Salary)
Stephen Daly	100%	125%
President and Chief Executive Officer
John Kober	80%	85%
Senior Vice President and Chief Financial Officer
Robert Dennehy	55%	60%
Senior Vice President, Operations
Donghyun Thomas Hwang	55%	60%
Senior Vice President, Global Sales
Ambra Roth	55%	60%
Senior Vice President, General Counsel and Secretary

As discussed above, the semiconductor industry is intensely competitive and can be highly cyclical, which is why we have historically comprised our short-term cash incentives for our entire organization, including our executive officers, of two six-month performance periods within our fiscal year, with performance goals for each period based on non-GAAP adjusted operating income during the applicable period. The structure of the short-term cash incentive program remains unchanged, and, consistent with certain prior fiscal years, our failure to meet the pre-determined targets means that no cash incentive payments would be made. Each of our named executive officers has an opportunity to earn one half of their applicable annual target cash incentive opportunity amount during each six-month period. The two six-month periods within our short-term cash incentive program allow us to adjust our targets for the then-forthcoming six months based on changing business conditions, which we feel provides us with an opportunity to meet our compensation objectives outlined above. In each of fiscal years 2022 and 2021, given that our first six-month short-term cash incentive period performance exceeded our annual business plan expectations, and to provide for improving performance targets while ensuring that such targets were meaningful for our named executive officers and stockholders, the compensation committee increased the performance targets in the second six-month period to be in excess of amounts that would have otherwise been established if we had utilized the targets in our annual business plan.

In an effort to balance amounts paid to employees along with stockholder return, we institute short-term cash incentive program caps to limit the upside and/or maximum payouts to our named executive officers. For fiscal year 2024, our named executive officers’ bonuses were capped at 200% of their target cash incentive opportunity.

For fiscal year 2024, we selected adjusted operating income as the performance metric for these short-term cash incentive programs because we believe it is a driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the short-term cash incentive program itself, as well as the effect, where applicable, of amortization expense, share-based compensation expense, impairment and restructuring charges and acquisition- and integration-related costs.

Our compensation committee determined the adjusted operating income goals for each performance period at the beginning of each performance period, generally based on our historic adjusted operating income, our annual business plan and sequential revenue and operating profit projections. These goals were intended to be challenging, yet attainable, and to align the interests of our named executive officers with those of our stockholders by providing for a payout only in the event of exceptional performance that the compensation committee believed could result in a meaningful increase in stockholder value. Our compensation committee retains the discretion to adjust goals during and following a performance period, including for extraordinary circumstances and non-recurring expenses, and to adjust bonus payouts for each named executive officer based on individual performance during a performance period. We typically establish three separate adjusted operating income objectives in connection with each six-month period including a threshold amount, which if not achieved, results in no bonus being earned, a target amount, which would align with the target established for each named executive officer, and a maximum amount, which could provide potential upside above the established targets.

The table below summarizes the adjusted operating income amounts established for threshold, target, maximum and actual performance, as well as the associated percentages of the target earned, for each of the six-month periods over the past four fiscal years. Adjusted operating income in the table below excludes bonus expense.

	Threshold		Target		Maximum		Actual Performance
(in millions)	Performance Goal Adjusted Operating Income ($)	% Payout	Performance Goal Adjusted Operating Income ($)	% Payout	Performance Goal Adjusted Operating Income ($)	% Payout	Performance Goal Adjusted Operating Income ($)	% Payout
FY2024 - Second Half (1)	98.6	—%	104.6	100%	122.6	200%	98.0	—%
FY2024 - First Half	80.4	—%	93.0	100%	108.0	200%	80.9	4%
FY2023 - Second Half (1)	121.4	—%	128.4	100%	142.3	200%	76.2	—%
FY2023 - First Half	115.6	—%	122.1	100%	135.1	200%	117.4	28%
FY2022 - Second Half	109.4	—%	115.6	100%	128.0	200%	119.6	138%
FY2022 - First Half*	94.6	—%	103.6	100%	112.6	175%	108.2	138%
FY2021 - Second Half*	79.6	—%	92.2	100%	100.7	175%	100.8	175%
FY2021 - First Half*	76.2	—%	79.0	100%	79.0	100%	85.1	100%
* The maximum performance opportunity was reduced to below the 200% permissible under the plan for each of the performance periods for fiscal year 2021 and the first half of fiscal year 2022.
(1) None of our named executive officers received a bonus payout for the second half of fiscal years 2024 and 2023.

First Half Fiscal Year 2024 Program (one-half of the named executive officer’s Annual Target Cash Incentive opportunity). The performance goals above were established such that the achievement at or below the threshold performance goal would not result in a payout for the named executive officer, the achievement of the target performance goal would result in a payout of one half of 100% of the named executive officer’s annual target cash incentive opportunity and the achievement of the maximum performance goal would result in a payout of one half of 200% of the named executive officer’s annual target cash incentive opportunity.

Under the first half fiscal year 2024 program, a total pool for all participating employees Company wide would be funded at approximately $7.5 million for target performance and $15.0 million for meeting or exceeding maximum performance. Each of Messrs. Daly, Kober, Dennehy and Hwang and Ms. Roth would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the first half of fiscal year 2024 (see the “Actual Performance” column in the table above), each named executive officer received a cash incentive payment for the first half of fiscal year 2024 equal to 4% of their first half target level, which was the approved payout based on straight-line interpolation between threshold and target performance levels. Following review of each individual’s performance, the compensation committee did not make discretionary adjustments based on individual performance.

Second Half Fiscal Year 2024 Program (one-half of the named executive officer’s Annual Target Cash Incentive opportunity). The performance goals above were established such that the achievement at or below the threshold performance goal would not result in a payout to the named executive officer, the achievement of the target performance goal would result in a payout of one half of 100% of the named executive officer’s annual target cash incentive opportunity and the achievement of the maximum performance goal would result in a payout of one half of 200% of the named executive officer’s annual target cash incentive opportunity.

Under the second half fiscal year 2024 program, a total pool for all participating employees Company wide would be funded at $9.0 million for meeting target performance and $18.0 million for meeting or exceeding maximum performance. Each of Messrs. Daly, Kober, Dennehy and Hwang and Ms. Roth would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the second half of fiscal year 2024 (see the “Actual Performance” column in the table above), none of our named executive officers received a cash incentive payment for the second half of fiscal year 2024. Following review of each individual’s performance, the compensation committee did not make discretionary adjustments based on individual performance.

Aggregate Fiscal Year 2024 Program (total of the named executive officer’s Annual Target Cash Incentive opportunity). The total cash incentive opportunity earned for each of our executive officers during fiscal year 2024 was 2% of each executive’s respective target annual cash incentive opportunity.
Long-Term Equity Incentives

Our fiscal year 2024 long-term equity incentive program was comprised of three components: time-based restricted stock units, Adjusted EPS performance-based restricted stock units and relative total shareholder return (“rTSR”) performance-based restricted stock units. In fiscal year 2024, our compensation committee granted to each of Messrs. Daly, Kober, Dennehy, Hwang and Ms. Roth both time-based restricted stock units and Adjusted EPS and rTSR performance-based restricted stock units. For all of our named executive officers other than Messrs. Daly and Kober, approximately 16% of the total value of the award was allocated to time-based restricted stock units and approximately 84% was allocated to performance-based restricted stock units at target level of performance. For Mr. Kober, approximately 19% of the total value of the award was allocated to time-based restricted stock units and approximately 81% was allocated to performance-based restricted stock units at target level of performance. For Mr. Daly, approximately 20% of the total value of the award was allocated to time-based restricted stock units and approximately 80% was allocated to performance-based restricted stock units at target level of performance.

Mix of Long-Term
Incentives for named executive officers
other than Mr. Daly and Mr. Kober
84%
16%
Performance-based
Time-based

Mix of Long-Term Incentives for Mr. Daly

80%
20%
Performance-based
Time-based

Mix of Long-Term Incentives for Mr. Kober

81%
19%
Performance-based
Time-based

The size of each award was determined by the compensation committee based on its consideration of named executive officer individual performance and the industry total compensation and proxy statement benchmarking data provided by Pearl Meyer as described above.

Performance-Based Equity Incentives – Adjusted EPS PSUs

In fiscal year 2024, we granted Mr. Daly 19,248 restricted stock units, Mr. Kober 7,865 restricted stock units, Mr. Dennehy 4,781 restricted stock units, Mr. Hwang 4,781 restricted stock units and Ms. Roth 4,781 restricted stock units, in each case, subject to the performance-based vesting conditions described below.

As was the case in prior years, certain performance-based restricted stock units are eligible to be earned and vest based on our Adjusted EPS (“Adjusted EPS PSUs”) growth during the applicable performance period. Adjusted EPS is a non-GAAP financial metric. Our calculation of Adjusted EPS is calculated by dividing adjusted net income, which excludes intangible amortization expense, share-based compensation costs, non-cash interest, acquisition and integration related costs, equity investment gains and losses, loss on debt extinguishment, as well as certain tax items, by diluted shares. Adjusted EPS growth was selected as the applicable performance metric for performance-based restricted stock units granted in fiscal year 2024 and prior fiscal years because our compensation committee believes that growth in Adjusted EPS is a key driver of increases in stockholder value. An explanation of how we calculate adjusted net income and Adjusted EPS is contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 7, 2024.

The Adjusted EPS PSUs granted to our named executive officers in fiscal year 2024 are divided into three equal tranches, with one tranche eligible to be earned and to vest based on our Adjusted EPS growth during fiscal year 2024, one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2024-2025 and one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2024-2026, with Adjusted EPS growth goals for performance periods spanning multiple fiscal years based on compound annual growth. For each tranche, recipients can earn between 0% to 300% of the target number of Adjusted EPS PSUs, depending on actual performance, with 50% of the target number of Adjusted EPS PSUs earned if threshold performance is achieved (Adjusted EPS growth of 2.5%), 100% of the target number of Adjusted EPS PSUs earned if target performance is achieved (Adjusted EPS growth of 10%), 200% of the target number of Adjusted EPS PSUs earned if upside performance is achieved (Adjusted EPS growth of 15%) and 300% of the target number of Adjusted EPS PSUs earned if maximum performance is achieved (Adjusted EPS growth of 20%), and, in each case, with straight-line interpolation between performance levels. Performance goals set in 2024 for the Adjusted EPS PSUs were reduced, in comparison to prior years, to better align compensation targets with our peers and further incentivize management with challenging yet attainable goals. To the extent earned, Adjusted EPS PSUs for each tranche will vest and be settled following the announcement to the financial markets of our financial performance associated with the applicable performance period, generally subject to continued employment with us through the settlement date. If Adjusted EPS PSUs for a tranche are not earned, they will be forfeited and are not eligible to be achieved in subsequent performance periods (i.e., there is no catch-up or retesting feature).

Each of our named executive officers also held Adjusted EPS PSUs that were granted in prior fiscal years and that were eligible to vest based on Adjusted EPS growth during a performance period that included fiscal year 2024.

The table below sets forth (1) Adjusted EPS growth goals for Adjusted EPS PSUs granted in fiscal year 2024, (2) Adjusted EPS growth goals for Adjusted EPS PSUs granted in previous fiscal years with a performance period that included fiscal year 2024, (3) our actual Adjusted EPS growth for the applicable performance period and (4) the percentage of Adjusted EPS PSUs that were earned based on such performance:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% of Target Tranche of Adjusted EPS PSUs Earned)	Target (100% of Target Tranche of Adjusted EPS PSUs Earned)	Upside (200% of Target Tranche of Adjusted EPS PSUs Earned)	Maximum (300% of Target Tranche of Adjusted EPS PSUs Earned)	Actual Performance	% of Target Tranche of Adjusted EPS PSUs Earned
2024	2024	2.5%	10%	15%	20%	(5)%	—%
2023	2023-2024	5%	10%	20%	30%	(5)%	—%
2022	2022-2024	5%	10%	20%	30%	6%	60%

Our Adjusted EPS performance decreased in fiscal year 2024 and as a result, the first tranche of the fiscal year 2024 and the second tranche of the fiscal year 2023 Adjusted EPS PSU awards were forfeited.
Performance-Based Equity Incentives – rTSR PSUs
Starting in fiscal year 2022, our compensation committee made the determination to add an rTSR metric with a long-term stock performance cycle to certain performance-based restricted stock units granted to our executive officers (“rTSR PSUs”). The rTSR metric was added to our overall executive compensation program in response to stockholder feedback and to further align the interests of our executive officers with those of our stockholders.
In fiscal year 2024, we granted Mr. Daly 31,684 restricted stock units, Mr. Kober 14,172 restricted stock units, Mr. Dennehy 11,719 restricted stock units, Mr. Hwang 11,719 restricted stock units and Ms. Roth 11,719 restricted stock units, in each case, subject to the performance-based vesting conditions described below.

The fiscal year 2024 rTSR PSUs are performance-based restricted stock units that can be earned at varying amounts based on our performance relative to component companies of the PHLX Semiconductor Index over a three-year period beginning September 30, 2023, and ending October 2, 2026. As was the case in 2022 and 2023, the grant of rTSR PSUs will result in a more significant portion of each executive’s fiscal year 2024 compensation being tied to our long-term stock performance as compared to years prior to 2022. Our compensation committee believes that balancing the objective financial measures of the Adjusted EPS PSUs with restricted stock units subject to an rTSR component will further incentivize our named executive officers to focus on outperforming our peers over a longer period in a highly competitive marketplace and further align their interests with those of our stockholders.
The amount of rTSR PSUs earned at the end of the performance period will be determined as follows: rTSR rank equal to or less than the 25th percentile results in no payout; rTSR rank greater than the 25th percentile and less than or equal to the 50th percentile results in payout of between 50% and 100% of the target shares, rTSR rank greater than the 50th percentile and less than or equal to the 75th percentile results in payout of between 100% and 200% of the target shares and rTSR rank performance greater than the 75th percentile results in payout of 200% of the target number of shares and, in each case, with straight-line interpolation between performance levels.
Each of our named executive officers also held rTSR PSUs that were granted in fiscal year 2022 and that were eligible to vest based on rTSR rank for the performance period beginning October 2, 2021 and ending September 27, 2024.

The table below sets forth (1) rTSR rank goals for rTSR PSUs granted in fiscal year 2022, (2) our actual rTSR rank for the applicable performance period and (3) the percentage of rTSR PSUs that were earned based on such performance:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% - 100% of Target Number of rTSR PSUs Earned)	Target (100% - 200% of Target Number of rTSR PSUs Earned)	Maximum (200% of Target Number of rTSR PSUs Earned)	Actual Performance	% of Target Number of rTSR PSUs Earned
2022	2022-2024	>25% and ≤ 50%	>50% and ≤ 75%	>75%	88%	200%

Time-Based Equity Incentives
In fiscal year 2024, as part of our annual equity compensation program, we also provided each of our named executive officers with long-term equity incentives through the grant of restricted stock units subject to time-based vesting (“RSUs”). Our compensation committee granted RSUs because it believes they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because RSUs require fewer shares to deliver the same amount of retention incentive to a given executive as compared with a stock option award, RSUs also reduce the overall potential dilution to our stockholders from our equity compensation programs.
In fiscal year 2024, we granted Mr. Daly 12,832 RSUs, Mr. Kober 5,243 RSUs, Mr. Dennehy 3,187 RSUs, Mr. Hwang 3,187 RSUs and Ms. Roth 3,187 RSUs, in each case, subject to time-based vesting based on his or her continued employment with us over three years. Our compensation committee approved these RSU awards based on its review of peer group data previously provided by Pearl Meyer, together with its business judgment as to the appropriate level of the long-term incentive compensation necessary to retain these executives.
Benefits
We generally provide our named executive officers health and welfare benefits, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan, in each case, on the same terms as our other salaried employees. We also reimburse up to $2,500 per year in personal tax and financial planning expenses for our executive officers.
Severance Arrangements

We believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our President and Chief Executive Officer, and to minimize the potential for him to be distracted from performing his duties by the potential prospect of a termination of employment. Therefore, we have agreed to provide our President and Chief Executive Officer with severance benefits as set forth in his employment agreement, as described below under “Potential Payments upon Termination or Change in Control.”

In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”), which was subsequently amended in 2017 and in 2022. Each of our named executive officers participates in the CIC Plan. The CIC Plan provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting and subsequently amending the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments to our named executive officers.

In fiscal year 2022, in response to stockholder feedback, the compensation committee approved an amendment to the CIC Plan to eliminate excise tax gross-ups relating to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) for plan participants who commence participation in the plan on or after January 1, 2022.
Restrictive Covenants
From time to time, we enter into restrictive covenant agreements with certain of our key executives in order to secure the employment of those persons who may be key to our success for a period of time, to prevent competitors from hiring such personnel away from us, and to protect our confidential information, intellectual property and relationships with employees, independent contractors, vendors and customers. Mr. Daly’s employment agreement contains non-solicitation provisions pursuant to which he has agreed not to solicit our employees, consultants, customers, partners or vendors during his employment and for a period of 12 months following termination of his employment. All of our named executive officers are party to a Confidentiality and Invention Assignment Agreement, under which they have agreed not to solicit our employees, consultants, customers, partners or vendors during their employment and for 12 months following termination of employment and have agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Compensation Risk Assessment

Our compensation committee regularly reviews the Company’s compensation and benefits programs, policies and practices, including its executive compensation program and its incentive-based compensation programs for its executive officers, to determine whether such programs, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Our compensation and governance-related policies are enhanced by our clawback policies, described below, as well as a policy prohibiting hedging and pledging of our securities by our directors and officers, including our executive officers. Based on its assessment, our compensation committee does not believe that our compensation programs, policies and practices, in conjunction with our existing processes and controls, create risks that are reasonably likely to have a material adverse effect on our business and operations.

Clawback Policies

In November 2018, we adopted a clawback policy (the “2018 Clawback Policy”) that covers our current and former employees at the level of Vice President and above, including all of our named executive officers. Under the 2018 Clawback Policy, if there is a restatement of our financial results due to material non-compliance with financial reporting requirements, certain cash- and equity-based incentive compensation paid or awarded to covered employees will be subject to cancellation and/or repayment, in our compensation committee’s discretion, if it was based on the erroneous financial results, was in excess of the amount that would have otherwise been paid or awarded and the employee’s conduct was a material factor in the obligation to restate the results.

In November 2023, we adopted a clawback policy (the “2023 Clawback Policy”), in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards, which covers our current and former officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all of our named executive officers. Under the 2023 Clawback Policy, if there is a restatement of our financial results, certain incentive-based compensation paid or awarded to covered employees will be subject to cancellation and/or repayment if the amount of such compensation was calculated based upon the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the covered employees had the financial results been properly reported would have been lower than the amount actually awarded.
Accounting Considerations

Our compensation committee considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Stock Ownership Guidelines

Effective December 21, 2021, our compensation committee established executive officer stock ownership guidelines to further align the interests of our executive officers with the interests of our stockholders and to promote sound corporate governance. The guidelines for executive officers are determined as a multiple of the executive officer’s annual base salary. Our Chief Executive Officer is required to hold shares of our common stock with a value equal to at least four times his annual base salary. Our Chief Financial Officer is required to hold shares of our common stock with a value equal to at least two times his annual base salary. Each other executive officer is required to hold shares of our common stock with a value equal to at least one times his or her annual base salary. Executive officers are required to achieve the applicable level of ownership within 48 months of the later of December 21, 2021 or the date the person was initially designated an executive officer. Unvested equity awards, vested stock options, vested stock appreciation rights and unearned performance-based equity awards do not count towards satisfaction of the stock ownership guidelines. Failure to comply with our stock ownership guidelines will (among other things, as may be determined by the compensation committee) require executive officers to retain a portion of the shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of September 27, 2024, all named executive officers are either in compliance with the stock ownership guidelines or within the phase-in period.
Say-on-Pay

At our 2021 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes on the compensation of our named executive officers annually. At our 2024 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 97.5% of the shares voted.

Our board of directors values the opinions of our stockholders in matters related to corporate governance, executive compensation and other matters. We believe that our stockholders strongly support our executive compensation program, as reflected by the approval, on an advisory basis, described above.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the compensation committee:
Geoffrey Ribar (Chair)
Peter Chung
Raj Shanmugaraj

2024 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Daly	2024	775,000	5,158,235	19,375	22,208	5,974,818
President and Chief	2023	725,000	5,142,630	101,500	10,260	5,979,390
Executive Officer	2022	700,000	6,598,410	966,000	12,310	8,276,720
John Kober	2024	520,000	2,216,622	8,840	25,333	2,770,795
Senior Vice President and	2023	500,000	2,386,985	56,000	12,760	2,955,745
Chief Financial Officer	2022	475,000	2,787,632	524,400	12,255	3,799,287
Robert Dennehy	2024	430,000	1,623,328	5,160	19,589	2,078,077
Senior Vice President,	2023	414,000	1,773,209	31,878	12,571	2,231,658
Operations	2022	400,000	1,605,534	303,600	12,090	2,321,224
Donghyun Thomas Hwang	2024	430,000	1,623,328	5,160	23,030	2,081,518
Senior Vice President,	2023	414,000	1,773,209	31,878	12,571	2,231,658
Global Sales	2022	400,000	1,605,534	303,600	12,090	2,321,224
Ambra Roth	2024	430,000	1,623,328	5,160	21,350	2,079,838
Senior Vice President,	2023	414,000	1,773,209	31,878	12,571	2,231,658
General Counsel and Secretary	2022	400,000	1,605,534	303,600	12,090	2,321,224
(1)The amounts included under the “Stock Awards” column include the aggregate grant date fair value of the restricted stock unit awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024. With respect to the Adjusted EPS performance-based restricted stock unit awards granted to our named executive officers during fiscal year 2024, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $4,215,889 and $1,722,671 for Messrs. Daly and Kober, respectively, and $1,047,182 for each of Messrs. Dennehy and Hwang and Ms. Roth if maximum performance levels were achieved for all three tranches. With respect to the rTSR performance-based restricted stock unit awards granted to our named executive officers during fiscal year 2024, the aggregate grant date fair value of such awards was determined using a Monte Carlo simulation model which considers all potential outcomes, and therefore expense recognition for such awards is not subject to probable or maximum outcome assumptions under FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024.
(2)The amounts included under the “Non-Equity Incentive Plan Compensation” column reflect the cash incentives earned by each named executive officer under our cash incentive programs for each fiscal year. See “Named Executive Officer Compensation, Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs for fiscal year 2024.
(3)The amounts included under the “All Other Compensation” column reflect the following amounts for each named executive officer for fiscal year 2024:

Name	Basic Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($)	Personal Tax and Financial Planning Reimbursements ($)	Total ($)
Stephen Daly	996	21,212	—	22,208
John Kober	668	22,165	2,500	25,333
Robert Dennehy	552	16,537	2,500	19,589
Donghyun Thomas Hwang	552	19,978	2,500	23,030
Ambra Roth	552	18,298	2,500	21,350

2024 Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended September 27, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen Daly		—	968,750	1,937,500	—	—	—	—	—
	11/8/2023 (5)	—	—	—	15,842	31,684	63,368	—	2,816,074
	11/8/2023 (6)	—	—	—	9,624	19,248	57,744	—	1,405,296
	11/8/2023	—	—	—	—	—	—	12,832	936,864
John Kober		—	442,000	884,000	—	—	—	—	—
	11/8/2023 (5)	—	—	—	7,086	14,172	28,344	—	1,259,607
	11/8/2023 (6)	—	—	—	3,933	7,865	23,595	—	574,224
	11/8/2023	—	—	—	—	—	—	5,243	382,791
Robert Dennehy		—	258,000	516,000	—	—	—	—	—
	11/8/2023 (5)	—	—	—	5,860	11,719	23,438	—	1,041,585
	11/8/2023 (6)	—	—	—	2,391	4,781	14,343	—	349,061
	11/8/2023	—	—	—	—	—	—	3,187	232,683
Donghyun Thomas Hwang		—	258,000	516,000	—	—	—	—	—
	11/8/2023 (5)	—	—	—	5,860	11,719	23,438	—	1,041,585
	11/8/2023 (6)	—	—	—	2,391	4,781	14,343	—	349,061
	11/8/2023	—	—	—	—	—	—	3,187	232,683
Ambra Roth		—	258,000	516,000	—	—	—	—	—
	11/8/2023 (5)	—	—	—	5,860	11,719	23,438	—	1,041,585
	11/8/2023 (6)	—	—	—	2,391	4,781	14,343	—	349,061
	11/8/2023	—	—	—	—	—	—	3,187	232,683

(1)Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2024 Grants of Plan-Based Awards Table represent the cash incentive award opportunities for each named executive officer under our cash incentive programs for fiscal year 2024. See “Named Executive Officer Compensation, Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs. Amounts in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table represent the cash incentive awards actually earned by each named executive officer under our cash incentive programs for fiscal year 2024.
(2)Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2024 Grants of Plan-Based Awards Table represent Adjusted EPS performance-based restricted stock unit awards and rTSR performance-based restricted stock unit awards granted to each named executive officer under our 2021 Omnibus Incentive Plan in fiscal year 2024. See “Named Executive Officer Compensation, Compensation Discussion and Analysis - Long-Term Equity Incentives” for a more detailed description of these awards.
(3)Amounts represent time-based restricted stock units granted to each named executive officer under our 2021 Omnibus Incentive Plan in fiscal year 2024. See “Named Executive Officer Compensation, Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.
(4)Reflects the aggregate grant date fair value of the restricted stock unit awards granted to each named executive officer in fiscal year 2024, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024. With respect to the Adjusted EPS performance-based restricted stock unit awards granted to our named executive officers, during fiscal year 2024, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $4,215,889 and $1,722,671, for Messrs. Daly and Kober, respectively, and $1,047,182, for each of Messrs. Dennehy and Hwang and Ms. Roth if maximum performance levels were achieved. With respect to the rTSR performance-based restricted stock unit awards granted to our named executive officers during fiscal year 2024, the aggregate grant date fair value of such awards was determined using a Monte Carlo simulation model which considers all potential outcomes, and therefore expense recognition for such awards is not subject to probable or maximum outcome assumptions under FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Note 19 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024.
(5)Reflects an rTSR performance-based restricted stock unit award.
(6)Reflects an Adjusted EPS performance-based restricted stock unit award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Messrs. Daly, Dennehy and Hwang each have an employment agreement with the Company. Mr. Kober and Ms. Roth each has a promotion letter with the Company.

Stephen Daly. Mr. Daly has served as our President and Chief Executive Officer since May 2019. Pursuant to his employment agreement, effective May 16, 2019, he is entitled to receive an annual base salary, which as of the end fiscal year 2024 was $775,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2024 of up to 125% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2024 of up to 250% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Daly is eligible to participate in the Company’s benefit plans as in effect from time to time.

John Kober. Mr. Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Pursuant to his offer of promotion, effective May 23, 2019, he is entitled to receive an annual base salary, which as of the end of fiscal year 2024 was $520,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2024 of up to 85% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2024 of up to 170% of his annual base salary, in each case, subject to achievement of applicable performance targets. In addition, during the term of his employment, Mr. Kober is eligible to participate in the Company’s benefit plans as in effect from time to time.

Robert Dennehy. Mr. Dennehy has served as our Senior Vice President, Operations since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2024 was $430,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2024 of up to 60% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2024 of up to 120% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Dennehy is eligible to participate in the Company’s benefit plans as in effect from time to time.

Donghyun Thomas Hwang. Mr. Hwang has served as our Senior Vice President, Global Sales, since January 2015. Under Mr. Hwang’s employment agreement, effective August 15, 2014, he is entitled to receive an annual base salary, which as of the end of fiscal year 2024 was $430,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities 1in fiscal year 2024 of up to 60% of his annual base salary and maximum short-term cash incentive opportunities in fiscal year 2024 of up to 120% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Hwang is eligible to participate in the Company’s benefit plans as in effect from time to time.

Ambra Roth. Ms. Roth has served as our Senior Vice President, General Counsel and Secretary since October 2023. Prior to that, Ms. Roth served as our Senior Vice President, General Counsel, Human Resources and Secretary since October 2019 and as Vice President, General Counsel and Secretary since May 2018. Pursuant to her offer of promotion, effective June 1, 2018, she is entitled to receive an annual base salary, which as of the end of fiscal year 2024 was $430,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2024 of up to 60% of her annual base salary and maximum short-term cash incentive opportunities in fiscal year 2024 of up to 120% of her annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of her employment, Ms. Roth is eligible to participate in the Company’s benefit plans as in effect from time to time.

For a description of the severance payments and benefits to which each of our named executive officers is entitled upon certain qualifying terminations of employment, please see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement below.

2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards held by each of our named executive officers at September 27, 2024.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen Daly	10/28/2020	—	—	—	4,727 (2)	527,155	—	—
	10/27/2021	—	—	—	107,396 (3)	11,976,802	—	—
	10/27/2021	—	—	—	3,222 (4)	359,317	—	—
	10/27/2021	—	—	—	3,580 (5)	399,242	—	—
	10/27/2022	—	—	—	—	—	80,878 (6)	9,019,515
	10/27/2022	—	—	—	3,369 (7)	375,711	3,370 (8)	375,822
	10/27/2022	—	—	—	8,986 (9)	1,002,119	—	—
	11/8/2023	—	—	—	—	—	63,368 (10)	7,066,799
	11/8/2023	—	—	—	3,208 (11)	357,756	6,416 (12)	715,512
	11/8/2023	—	—	—	12,832 (13)	1,431,025	—	—
John Kober	10/28/2020	—	—	—	1,980 (2)	220,810	—	—
	10/27/2021	—	—	—	43,724 (3)	4,876,100	—	—
	10/27/2021	—	—	—	1,495 (4)	166,722	—	—
	10/27/2021	—	—	—	1,663 (5)	185,458	—	—
	10/27/2022	—	—	—	—	—	37,184 (6)	4,146,760
	10/27/2022	—	—	—	1,589 (7)	177,205	1,590 (8)	177,317
	10/27/2022	—	—	—	4,239 (9)	472,733	—	—
	11/8/2023	—	—	—	—	—	28,344 (10)	3,160,923
	11/8/2023	—	—	—	1,310 (11)	146,091	2,622 (12)	292,405
	11/8/2023	—	—	—	5,243 (13)	584,699	—	—
Robert Dennehy	10/28/2020	—	—	—	1,312 (2)	146,314	—	—
	10/27/2021	—	—	—	24,546 (3)	2,737,370	—	—
	10/27/2021	—	—	—	913 (4)	101,818	—	—
	10/27/2021	—	—	—	1,016 (5)	113,304	—	—
	10/27/2022	—	—	—	—	—	30,788 (6)	3,433,478
	10/27/2022	—	—	—	954 (7)	106,390	955 (8)	106,502
	10/27/2022	—	—	—	2,545 (9)	283,818	—	—
	11/8/2023	—	—	—	—	—	23,438 (10)	2,613,806
	11/8/2023	—	—	—	796 (11)	88,770	1,594 (12)	177,763
	11/8/2023	—	—	—	3,187 (13)	355,414	—	—
Donghyun Thomas Hwang	11/6/2018	5,000 (14)	16.06	11/6/2025	—	—	—	—
	10/28/2020	—	—	—	1,312 (2)	146,314	—	—
	10/27/2021	—	—	—	24,546 (3)	2,737,370	—	—
	10/27/2021	—	—	—	913 (4)	101,818	—	—
	10/27/2021	—	—	—	1,016 (5)	113,304	—	—
	10/27/2022	—	—	—	—	—	30,788 (6)	3,433,478
	10/27/2022	—	—	—	954 (7)	106,390	955 (8)	106,502
	10/27/2022	—	—	—	2,545 (9)	283,818	—	—
	11/8/2023	—	—	—	—	—	23,438 (10)	2,613,806
	11/8/2023	—	—	—	796 (11)	88,770	1,594 (12)	177,763
	11/8/2023				3,187 (13)	355,414	—	—
Ambra Roth	10/28/2020	—	—	—	1,312 (2)	146,314	—	—
	10/27/2021	—	—	—	24,546 (3)	2,737,370	—	—
	10/27/2021	—	—	—	913 (4)	101,818	—	—
	10/27/2021	—	—	—	1,016 (5)	113,304	—	—

10/27/2022	—	—	—	—	—	30,788 (6)	3,433,478
10/27/2022	—	—	—	954 (7)	106,390	955 (8)	106,502
10/27/2022	—	—	—	2,545 (9)	283,818	—	—
11/8/2023	—	—	—	—	—	23,438 (10)	2,613,806
11/8/2023				796 (11)	88,770	1,594 (12)	177,763
11/8/2023				3,187 (13)	355,414	—	—

(1)Amounts based on the fair market value of our common stock of $111.52 per share, which was the closing price of our common stock on September 27, 2024 as reported on Nasdaq.
(2)Represents a restricted stock unit award that vested on October 28, 2024 generally subject to the named executive officer's remaining in continuous service with us through such vesting date.
(3)Represents a market-based restricted stock unit award that was earned on November 7, 2024 based on the Company’s achievement of total stockholder return in comparison to a peer group of companies in the PHLX Semiconductor Sector Index during fiscal years 2022 through 2024. The award was earned at maximum performance and vested on November 7, 2024 at 200% of target. The number of shares in the table are reported at actual performance (200% of target).
(4)Represents a performance-based restricted stock unit award that was earned on November 7, 2024 based on the Company’s achievement of Adjusted EPS growth during fiscal years 2022 through 2024. The award was earned at 60% of target performance and vested on November 7, 2024. The number of shares in the table are reported at actual performance (60% of target).
(5)Represents a restricted stock unit award that vested on October 27, 2024 generally subject to the named executive officer’s remaining in continuous service with us through such vesting date.
(6)Represents a market-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of total stockholder return in comparison to a peer group of companies in the PHLX Semiconductor Sector Index during fiscal years 2023 through 2025. To the extent earned based on total stockholder return, the award will vest in November 2025 generally subject to the named executive officer’s remaining in continuous service with us through the vesting date. The number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future fiscal years and that 200% of the target award will be earned.
(7)Represents a performance-based restricted stock unit award that was forfeited on November 7, 2024 due to the Company’s failure to achieve threshold performance of Adjusted EPS growth during fiscal years 2023 and 2024. The number of shares in the table are reported at threshold performance (50% of target).
(8)Represents a performance-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of Adjusted EPS growth during fiscal years 2023 through 2025. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2023 through 2025 will vest in November 2025, generally subject to the named executive officer's remaining in continuous service with us through the vesting date. Based on the level of achievement in fiscal years 2023 and 2024, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future years and that 50% of the remaining tranche of the target award will be earned.
(9)Represents a restricted stock unit award that vests in equal annual installments on October 27, 2024 and October 27, 2025 generally subject to the named executive officer's remaining in continuous service with us through the applicable vesting date.
(10)Represents a market-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of total stockholder return in comparison to a peer group of companies in the PHLX Semiconductor Sector Index during fiscal years 2024 through 2026. To the extent earned based on total stockholder return, the award will vest in November 2026 generally subject to the named executive officer’s remaining in continuous service with us through the vesting date. The number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future fiscal years and that 200% of the target award will be earned.
(11)Represents a performance-based restricted stock unit award that was forfeited on November 7, 2024 due to the Company’s failure to achieve threshold performance of Adjusted EPS growth during fiscal year 2024. The number of shares in the table are reported at threshold performance (50% of target).
(12)Represents a performance-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of Adjusted EPS growth during fiscal years 2024 and 2025, and fiscal years 2024 through 2026. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2024 and 2025 will vest in November 2025 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2024 through 2026 will vest in November of 2026, generally subject to the named executive officer's remaining in continuous service with us through the vesting date. Based on the level of achievement in fiscal year 2024, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future years and that 50% of each remaining tranche of the target award will be earned.
(13)Represents a restricted stock unit award that vests in equal annual installments on November 8, 2024, November 8, 2025 and November 8, 2026 generally subject to the named executive officer's remaining in continuous service with us through the applicable vesting date.
(14)Represents a stock option that vested on February 16, 2021, the date on which our common stock equaled or exceeded $61.32 per share for a period of 30 consecutive trading days.

2024 Option Exercises and Stock Vested Table
The following table sets forth information for each of our named executive officers regarding stock awards vested during the fiscal year ended September 27, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Daly	—	—	74,904	5,934,416
John Kober	—	—	20,644	1,492,471
Robert Dennehy	—	—	13,301	961,651
Donghyun Thomas Hwang	10,000	787,700	13,301	961,651
Ambra Roth	—	—	13,301	961,651
(1)For stock options, the value realized represents the difference between the closing price of our common stock on the exercise date and the exercise price of the stock option multiplied by the number of shares acquired upon exercise.
(2)For stock awards, the value realized is based on the closing price of our common stock on the vesting date.
Pension Benefits
We currently do not (and did not in fiscal year 2024) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.
Nonqualified Deferred Compensation
We currently do not (and did not in fiscal year 2024) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.
Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our named executive officers in connection with a termination of employment by the Company without cause or a resignation by the executive for good reason within three months prior to or two years following a “change in control,” in each case assuming that such triggering event took place on September 27, 2024, and based on the closing price of our common stock on this date, $111.52, to the extent applicable, and for Mr. Daly, in connection with the termination of his employment relationship by the Company without cause (as defined in his employment agreement) or resignation by him for good reason (as defined in his employment agreement).
Severance Entitlements and Payments

Mr. Daly is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement) and upon a termination of employment by him for “good reason” (as defined in his employment agreement). Pursuant to Mr. Daly’s employment agreement, if his employment is terminated by the Company other than for cause or if he resigns for good reason, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following his termination of employment, a prorated annual bonus for the year of termination, based on actual performance, accelerated vesting of his new hire grant of 136,239 restricted stock units (which was fully vested as of May 16, 2024), and twelve months’ accelerated vesting credit for any other outstanding equity awards that vest solely based on continued employment or service with us. In addition, Mr. Daly’s equity awards would remain exercisable for one year following termination of employment. Mr. Daly will be subject to non-solicitation restrictions for the period during which he is entitled to receive salary continuation.
CIC Plan
The CIC Plan, in which each of our named executive officers is a participant, provides that:

•immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant will be deemed earned at maximum levels of performance as of immediately prior to the change in control and become exercisable, vested and/or payable on the later of the end of the originally applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment except as set forth below;

•if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan), in each case, within three months prior to and in connection with the change of control or within the two-year period following the change in control, the participant will be entitled to the following payments and benefits:

◦the sum of the participant’s annual base salary and target annual bonus for the year in which the termination occurs (multiplied by 2.0 for Mr. Daly and 1.5 for Mr. Kober), payable in a lump sum;

◦a prorated annual bonus based on the participant’s target annual bonus or, if greater and the termination of employment occurs in the second half of the applicable bonus period, the estimated actual amount of such annual bonus;

◦a lump sum amount equal to the Company’s estimate of the total cost of medical, dental and vision continuation coverage under the Company’s group health plan for the participant and his participating dependents for 24 months, in the case of Mr. Daly, 18 months, in the case of Mr. Kober, or 12 months for each of the other named executive officers, in each case, increased by the amount of federal and state taxes imposed on such payments; and

◦full vesting of all outstanding equity awards held by the participant.
Since all of our named executive officers were participants in the CIC Plan prior to January 1, 2022, we will make an additional lump sum cash payment to a named executive officer if he or she becomes subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment is to place the participant in the same after-tax position as if the excise tax had not been imposed.
In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits in connection with a change in control, such rights will be superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise will remain enforceable and in full force and effect.
Potential Payments upon Termination or Change in Control Table
A summary of the potential payments that each of our named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on September 27, 2024, is set forth below.

	Involuntary Termination (1)				Involuntary Termination within Three Months Before or Twenty-Four Months Following a Change in Control (2)
Name	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(3)	Total ($)	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(4)	Excise Tax ($)(5)	Total ($)
Stephen Daly	794,375	33,600	1,904,427	2,732,402	4,456,250	67,200	38,330,316	18,383,146	61,236,912
John Kober	—	—	—	—	1,885,000	63,000	16,632,539	9,642,598	28,223,137
Robert Dennehy	—	—	—	—	946,000	33,600	11,490,909	—	12,470,509
Donghyun Thomas Hwang	—	—	—	—	946,000	33,600	11,490,909	5,840,883	18,311,392
Ambra Roth	—	—	—	—	946,000	42,000	11,490,909	7,446,454	19,925,363

(1)“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as provided in Mr. Daly’s employment agreement. The amount included in the “Severance” column in respect of an annual bonus in fiscal year 2024 reflects the actual bonus earned by Mr. Daly in respect of fiscal year 2024. Amounts listed in the “Health Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,800 per month.
(2)All amounts listed beneath this heading represent benefits potentially payable under the CIC Plan. “Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in the CIC Plan. Amounts listed in the “Severance” column are based on the annual base salaries and target annual bonuses in effect as of September 27, 2024 and have been calculated assuming that each named executive officer receives a prorated annual bonus for the year of termination of employment equal to his or her target annual bonus. Amounts listed in the “Health Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,800 per month for each of Messrs. Daly, Dennehy and Hwang and $3,500 per month for each of Mr. Kober and Ms. Roth.
(3)Amounts are based on the fair market value of our common stock of $111.52 per share, which was the closing price of our common stock on September 27, 2024 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards held by the applicable named executive officer that are scheduled to vest based on the named executive officer’s continued service within twelve months following September 27, 2024 vest in full.
(4)Amounts are based on the fair market value of our common stock of $111.52 per share, which was the closing price of our common stock on September 27, 2024 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards vest in full, with outstanding performance-based restricted stock units earned at maximum with respect to future fiscal years.
(5)Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and further assuming that (a) all performance-based restricted stock units and stock options will be deemed earned at the maximum level of performance with respect to future fiscal years and will vest in full upon a qualifying termination of employment, based on a price per share equal to $111.52; (b) the full value of all equity awards so vesting will be parachute payments; (c) each of the named executive officers receives a prorated annual bonus for the year of termination of employment equal to his or her target annual bonus; (d) the lump sum payment equal to the estimated cost of the Company’s medical, dental and vision continuation coverage is $2,800 per month for each of Messrs. Daly, Dennehy and Hwang and $3,500 per month for each of Mr. Kober and Ms. Roth; (e) each named executive officer is subject to the maximum applicable federal and state tax rates in effect for 2024; and (f) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a termination of employment in connection with a change in control.

Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our principal executive officer (“PEO”) to the median of the annual total compensation of all of our employees (other than our PEO).
We have determined that Mr. Daly’s annual total compensation for fiscal year 2024 was $5,974,818, as disclosed in the 2024 Summary Compensation Table above. Based on SEC rules and guidance and applying the methodology described below, we have determined that the median of the annual compensation, as described below, for all of our employees (other than our PEO) for fiscal year 2024 was $101,834. Accordingly, for fiscal year 2024, we estimate the ratio of our PEO’s annual total compensation to the median of the total annual compensation for all of our employees (other than our PEO) was approximately 59 to 1.
For purposes of determining our median employee in fiscal year 2024, we selected the last day of our fiscal year, September 27, 2024, to establish our employee population. As of September 27, 2024, our employee population consisted of 1,728 employees, with 1,245 of these employees employed in the United States, and 483 of these employees employed in 17 other countries throughout the world, primarily in Europe and Asia. As permitted by SEC rules, we excluded 74 employees in following countries under the de minimis exemption for purposes of identifying our median employee: Finland (4), Germany (7), India (32), Israel (1), Italy (1), Japan (6), South Korea (12), Sweden (4), United Kingdom (1) and Vietnam (6). As a result, for purposes of the pay ratio calculation conducted in fiscal year 2024, our employee population consisted of 1,654 employees, with 1,245 of these employees employed in the United States and 409 of these employees employed outside of the United States.
For purposes of identifying our median employee we used a consistently applied compensation measure consisting of base salary or wages, excluding overtime pay, for the fiscal year ending on September 27, 2024. We annualized the actual base salary or wages paid to those employees who were not employed by us for the entire fiscal year. For employees outside of the United States, we used the foreign exchange rates that were effective as of the last day of our fiscal year to convert the base salaries and wages into U.S. dollars.
The median employee’s total annual compensation for fiscal year 2024 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our PEO) in the “Total” column of the 2024 Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and is based on our records and the methodology described above. Because the SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, the following table and accompanying narrative sets forth information about the relationship between certain financial performance of the Company and executive compensation actually paid (“CAP”), as computed under SEC rules, for our named executive officers (“NEOs”) for each of the last four fiscal years. Our compensation committee does not use CAP as a basis for making compensation decisions. See “Named Executive Officer Compensation, Compensation Discussion and Analysis” above for more information about the Company’s executive compensation program.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands) (6)	Adjusted Earnings Per Share (7)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)
2024	$5,974,818	$14,816,658	$2,252,557	$5,163,484	$329.94	$234.89	$76,859	$2.56
2023	$5,979,390	$18,497,660	$2,376,476	$5,044,253	$241.36	$154.87	$91,577	$2.70
2022	$8,276,720	$3,130,824	$2,616,837	$2,451,851	$153.22	$103.85	$439,995	$2.82
2021	$3,175,058	$31,357,196	$1,208,937	$6,825,629	$193.31	$146.83	$37,937	$2.15

(1)The amounts reported in this column represent the amounts of total compensation reported in the “Total” column of the Summary Compensation Table in each corresponding year for Mr. Daly, who served as our PEO during each of fiscal years 2021, 2022, 2023 and 2024.

(2)The amounts reported in these columns represent the amount of CAP to Mr. Daly and the average amount of CAP to our non-PEO NEOs as a group (set forth in footnote 3 below), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Daly or our non-PEO NEOs during the applicable year and were not considered by our compensation committee at the time it made decisions with respect to Mr. Daly’s or our non-PEO NEOs’ compensation. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation to determine the CAP for fiscal year 2024:

	2024
Adjustments for Stock and Option Awards	PEO	Non-PEO NEOs (Average)
Summary Compensation Table Total	$5,974,818	$2,252,557
(Minus): Grant date values reported in the Summary Compensation Table	$(5,158,235)	$(1,771,652)
Plus: Year-end fair value of unvested awards granted during the year	$7,821,764	$2,784,908
Plus: Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	$6,354,568	$2,038,169
(Minus): Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years that vested during the year	$(176,257)	$(140,498)
Total Adjustments for Equity Awards	$8,841,840	$2,910,927
Compensation Actually Paid (as calculated)	$14,816,658	$5,163,484

The valuation assumptions used to calculate the fair values of equity awards for purposes of calculating CAP include the stock price as of the applicable measuring date and, in the case of performance-based awards, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the compensation committee as of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date. Stock prices as of the measuring dates of September 27, 2024 and September 29, 2023 were $111.52 and $81.58, respectively.

(3)The amounts reported in this column represent the average amounts of total compensation reported for our non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table for each corresponding year. The non-PEO NEOs included for purposes of calculating the average amounts in each applicable fiscal year are as follows:
•2024: Messrs. Kober, Dennehy and Hwang and Ms. Roth;
•2023 and 2022: Messrs. Kober, Dennehy and Hwang, Ms. Roth and Dr. Carlson (who retired from his service with the Company in December 2023); and
•2021: Messrs. Kober, Dennehy and Hwang and Ms. Roth.

(4)Cumulative Total Shareholder Return, or TSR, is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period, assuming that $100 was invested in the Company’s common stock beginning October 2, 2020 (the last trading day in fiscal year 2020). The Company has not paid any dividends since its IPO.

(5)Represents the weighted cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, assuming that $100 was invested beginning October 2, 2020 (the last trading day in fiscal year 2020). The peer group used for this purpose is the PHLX Semiconductor Index. The return of this index is calculated assuming reinvestment of dividends during the period presented.

(6)Represents the Company's net income as reported in the Company’s audited financial statements.

(7)Adjusted EPS represents net income per diluted share before intangible amortization expense, share-based compensation expense, warrant liability expense, non-cash interest, acquisition and integration related costs, equity method investment gains and losses, debt extinguishment costs and the tax effect of each non-GAAP adjustment. For a discussion of Adjusted EPS and a reconciliation of Adjusted EPS to GAAP net income per diluted share, see Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 7, 2024. In the Company's assessment, Adjusted EPS is the financial performance measure that is the most important financial performance measure used by the Company in fiscal year 2024 to link CAP to the Company’s performance.

Tabular List of Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs, in fiscal year 2024, to the Company’s performance were:
•Adjusted EPS (our Company Selected Measure);
•Adjusted Operating Income; and
•Relative Total Shareholder Return.

As further described above under “Named Executive Officer Compensation, Compensation Discussion and Analysis,” our variable compensation includes short-term cash incentives based on achievement of non-GAAP adjusted operating income performance goals, performance-based restricted stock units based on one-, two- and three-year non-GAAP Adjusted EPS growth goals, and performance-based restricted stock units based on our three-year TSR relative to peers.

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) to our PEO and the average CAP to our non-PEO NEOs in comparison to the following measures, in each case, for the four most recently completed fiscal years:
•(i) the Company’s cumulative TSR on $100 invested as of the end of fiscal year 2020 in the Company’s common stock, and (ii) the weighted cumulative TSR on $100 invested as of the end of fiscal year 2020 for the PHLX Semiconductor Index;
•the Company’s net income; and
•the Company Selected Measure, which is Adjusted EPS.

(1) Adjusted EPS represents net income per diluted share before intangible amortization expense, share-based compensation expense, warrant liability expense, non-cash interest, acquisition and integration related costs, equity method investment gains and losses, debt extinguishment costs and the tax effect of each non-GAAP adjustment. For a discussion of Adjusted EPS and a reconciliation of Adjusted EPS to GAAP net income per diluted share, see Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 7, 2024. In the Company's assessment, Adjusted EPS is the financial performance measure that is the most important financial performance measure used by the Company in fiscal year 2024 to link CAP to the Company’s performance.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly referred to as the “say-on-pay” vote.

In accordance with Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation for fiscal year 2024, as disclosed in this Proxy Statement. The Company’s current policy is to submit the named executive officers’ compensation to an advisory vote at its annual meeting of stockholders every year. Assuming no change to the Company’s current policy regarding the frequency of such advisory vote, it is expected that the next “say-on-pay” vote will occur at our 2026 annual meeting of stockholders. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2024 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that their role is to ensure that our executive compensation strikes the appropriate balance between utilizing measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

Our board of directors recommends that stockholders indicate their support for the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2024, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of Our Named Executive Officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a nonbinding, advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers as reflected in Proposal 2 above. Stockholders may indicate whether they prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the board of directors has determined that holding an advisory vote on the compensation of our named executive officers every one year is the most appropriate policy at this time, and recommends that future advisory votes on the compensation of our named executive officers occur every one year, which is consistent with the election previously made by our stockholders. The board of directors believes that an annual vote will continue to foster stockholder engagement on our compensation program consistent with prior years.

Stockholders will be able to specify one of four choices for this proposal on the proxy card every: one year, two years, three years or abstain. The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is nonbinding, the board of directors and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on the compensation of our named executive officers. Pursuant to the SEC’s rules, our next advisory vote on the frequency of advisory votes on the compensation of our named executive officers will occur at our 2031 annual meeting of stockholders.

The Board of Directors Recommends a Vote in favor of every “1 YEAR” on the Proposal Concerning the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2025. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended September 27, 2024 and September 29, 2023. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees	$1,929,505	$1,634,882
Audit-Related Fees	—	—
Tax Fees	29,368	35,005
All Other Fees	3,790	3,790
Total	$1,962,663	$1,673,677
Audit Fees
This category includes the aggregate fees pertaining to fiscal years 2024 and 2023 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.
Tax Fees
This category includes the aggregate fees pertaining to fiscal years 2024 and 2023 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance, tax advice and tax planning.
All Other Fees
Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services
Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/governance-documents. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending October 3, 2025.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2024 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. The audit committee discussed with employees of the Company responsible for administering internal audit functions and with the independent registered public accounting firm the overall scope of and plans for their respective audits. The audit committee meets with the employees of the Company responsible for administering internal audit functions and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs. We also discussed significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments. Management and the Company’s internal and independent auditors also made presentations to the audit committee throughout the year on specific topics of interest, that include but are not limited to: (i) information technology systems, controls and security; (ii) critical accounting policies; (iii) the impact of new accounting guidance; (iv) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (v) compliance with the Company’s Code of Business Conduct and Ethics; (vi) risk management initiatives and controls; (vii) significant legal matters; and (viii) insider and related party transactions.
Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting and has represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche LLP their independence and considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee concluded that Deloitte & Touche LLP is independent from the Company and its management.
Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2024 for filing with the SEC.
Members of the audit committee:
John Ritchie (Chair)
Geoffrey Ribar
Jihye Whang Rosenband

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of December 31, 2024 for:
•each person who we know beneficially owns more than 5% of any class of our voting securities;
•each of our current directors or nominees;
•each of our named executive officers named in the Summary Compensation Table above; and
•all of our directors and executive officers as of the end of fiscal year 2024 as a group.
Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 74,308,815 shares of our common stock outstanding as of December 31, 2024. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 31, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:
Susan Ocampo and affiliates (1)	11,868,712	15.9%
BlackRock, Inc. (2)	5,213,551	7.0%
The Vanguard Group (3)	5,728,249	7.7%
FMR LLC (4)	4,638,282	6.2%
Invesco Ltd. (5)	3,744,869	5.0%
Directors and Named Executive Officers:
Susan Ocampo (1)	11,868,712	15.9%
Charles Bland	19,001	*
Peter Chung (6)	45,512	*
Geoffrey Ribar	18,549	*
John Ritchie	9,502	*
Jihye Whang Rosenband	4,228	*
Stephen Daly	26,419	*
John Kober	41,507	*
Ambra Roth	653	*
Murugesan “Raj” Shanmugaraj	692	*
Donghyun Thomas Hwang	45,101	*
Robert Dennehy	18,568	*
All directors and executive officers as a group (13 persons)	12,098,444	16.3%
 * Represents beneficial ownership of less than 1%.

(1)Represents 11,870,850 shares beneficially owned by Mrs. Ocampo and various family trusts affiliated with Mrs. Ocampo. Mrs. Ocampo is the trustee of each of the family trusts and holds voting and dispositive power over the shares held in the family trusts.
(2)Based solely on the Schedule 13G filed with the SEC on November 12, 2024, by BlackRock, Inc. (“BlackRock”), which indicates that BlackRock has sole voting power over 5,135,111 shares and sole dispositive power over 5,213,551 shares. BlackRock’s address is 50 Hudson Yards, New York, New York, 10001.

(3)Based solely on the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”), which indicates that Vanguard has shared voting power over 100,820 shares, sole dispositive power over 5,574,427 shares and shared dispositive power over 153,822 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)Based solely on the Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC (“FMR”), which indicates that FMR has sole dispositive power over 4,638,282 shares. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210.
(5)Based solely on the Schedule 13G filed with the SEC on November 7, 2024 by Invesco Ltd. (“Invesco”), which indicates that Invesco has sole voting power over 3,615,335 shares and sole dispositive power over 3,729,019 shares. Invesco’s address is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.
(6)Mr. Chung holds such shares, any restricted stock units and underlying shares for the benefit of Summit Partners, L.P., which he has empowered to determine when the shares and/or underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P. and Summit Master Company, LLC each disclaim beneficial ownership of the shares, any restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. Because such shares, restricted stock units and underlying shares are held by Mr. Chung for the benefit of Summit Partners, L.P., Mr. Chung disclaims beneficial ownership of and all right, title, and interest in the shares, restricted stock units and underlying shares reported or referenced herein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions to which we were a party since the beginning of our last fiscal year or will be a party in the future, and in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Second Amended and Restated Investor Rights Agreement
We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013, February 2, 2015 and June 6, 2018 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mrs. Ocampo, who is a member of our board of directors and beneficial owner of more than 5% of a class of our voting securities. Subject to the terms and conditions of the IRA, certain stockholders have registration rights with respect to the shares of our capital stock they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions
We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our Code of Business Conduct and Ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

ADDITIONAL INFORMATION
List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. If you would like to view the list of stockholders, please contact our investor relations department by email at ir@macom.com or by phone at (978) 656-2500, to schedule an appointment.
Stockholder Proposals for Inclusion in 2026 Proxy Statement
To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for the 2026 annual meeting of stockholders must be received at our principal executive offices no later than the close of business on September 18, 2025, unless the date of the 2026 annual meeting of stockholders is more than 30 days before or after March 6, 2026, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Director Nominations and Proposals for Presentation at 2026 Annual Meeting of Stockholders

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2026 annual meeting of stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice of any director nomination or other proposal of business must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder’s notice of any director nomination or other proposal of business must be received between November 2, 2025 and December 2, 2025. However, in the event that the 2025 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 6, 2026, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2026 annual meeting of stockholders is first made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

In addition to satisfying the deadlines under the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide the notice required under Rule 14a-19 under the Exchange Act to our General Counsel at our principal executive offices no later than January 5, 2026 (or, in the event that the 2026 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 6, 2026, then notice must be provided by the later of 60 days prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made).
As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws.
Consideration of Stockholder-Recommended Director Nominees
Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates. Stockholders who wish to recommend a director nominee must submit their suggestions to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Stockholder Communications with the Board of Directors
Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.
Delivery of Materials to Stockholders with Shared Addresses
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

MACOM
Partners from RF to Light

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60833-P22093 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

The Board of Directors recommends you vote FOR the director nominees in the following proposal:

	For All	Withhold All	For All Except
1. The election of five directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2026 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter Chung
02) Geoffrey Ribar
03) John Ritchie
04) Jihye Whang Rosenband
05) Murugesan "Raj" Shanmugaraj

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Advisory vote to approve the compensation paid to the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
4. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 3, 2025.	☐	☐	☐

NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V60834-P22093

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
Annual Meeting of Stockholders
March 6, 2025 3:00 P.M. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen Daly and John Kober, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M. Eastern Time on March 6, 2025, at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

If voting by mail, please sign, date and mail your proxy card back in the envelope provided as soon as possible.

Continued and to be signed on reverse side